SCHEDULE
                                     to the
                                MASTER AGREEMENT
                      dated as of November 14, 2001 between
                      FIRST UNION NATIONAL BANK ("Party A")
                           and CTIHC, INC. ("Party B")


Part 1.  Termination Provisions
         ----------------------

(a)      "Specified Entity" means with respect to Party B for purposes of
         Section 5(a)(vii), CIHC, Inc. and Conseco, Inc. and for all other purposes, none.

(b)      "Specified Transaction" has its meaning as defined in Section 14.

(c)      "Cross Default" applies to both parties.

         "Specified Indebtedness" means any obligation (whether present, future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money or relating to the payment or delivery of funds, securities or other property (including, without limitation, collateral), other than indebtedness in respect of any bank deposits received in the ordinary course of business by any foreign branch of a party the repayment of which is prevented, hindered or delayed by any governmental or regulatory action or law unrelated to the financial condition or solvency of such party or that foreign branch.

         "Threshold Amount" means, with respect to Party A, an amount (including its equivalent in another currency) equal to the higher of $10,000,000 or 2% of its stockholders' equity as reflected on its most recent financial statements or call reports, and with respect to Party B, an amount (including its equivalent in another currency) equal to the higher of $10,000,000 or 2% of its stockholders' equity as reflected on its most recent financial statements or call reports, provided that for any Specified Indebtedness payable by Party B (or any Credit Support Provider of Party B) to Party A or to any of Party A's Affiliates, Threshold Amount means any amount of such Specified Indebtedness.

(d)      "Credit Event Upon Merger" applies to both parties.

(e)      "Automatic Early Termination" does not apply to either party.

         (i) Notwithstanding the foregoing, if the bankruptcy or insolvency laws of the jurisdiction in which the Defaulting Party is organized or formed do not expressly permit the Non-defaulting Party to exercise its rights under Section 6(a) for an Event of Default under Section 5(a)(vii)(4) or (6) with respect to the Defaulting Party, then Automatic Early Termination shall apply to the Defaulting Party.

         (ii) In addition to the provisions of Section 6(e)(iii), if an Early Termination Date occurs under Section 6(a) as the result of Automatic Early Termination, and if the Non-defaulting Party determines that it either sustained or incurred a loss or damage or benefited from a gain in respect of any Transaction, as a result of any change in one or more rates, prices, yields, quotations, volatilities, spreads or other measures of economic value or risk relevant to that Transaction or to any related hedge of the Non-defaulting Party between that Early Termination Date and the date upon which the Non-defaulting Party first becomes aware of the occurrence of that Early Termination Date, then the Termination Currency Equivalent of the amount of such loss or damage shall be added to the amount due by the Defaulting Party or deducted from the amount due by the Non-defaulting Party, as the case may be (in both cases pursuant to Section 6(e)(i)(3)), or the

         Termination Currency Equivalent of the amount of such gain shall be deducted from the amount due by the Defaulting Party or added to the amount due by the Non-defaulting Party, as the case may be (in both cases pursuant to Section 6(e)(i)(3)).

(f) Payments on Early Termination. Except as otherwise provided in this Schedule, "Market Quotation" and the "Second Method" apply. In the case of any Terminated Transaction that is, or is subject to, any unexercised option, the words "economic equivalent of any payment or delivery" appearing in the definition of "Market Quotation" shall be construed to take into account the economic equivalent of the option.

(g)      "Termination Currency" means U.S. Dollars.

(h)      Additional Termination Event does not apply to both parties.

(i) Events of Default. An Event of Default shall not occur with respect to a party under Section 5(a)(v)(1) or (2) or Section 5(a)(vi) when the failure to pay or deliver, or the default, event of default or other similar condition or event, as the case may be, arises solely (i) out of a wire transfer problem or an operational or administrative error or omission (so long as the required funds or property required to make that payment or delivery were otherwise available to that party), or
         (ii) from the general unavailability of the relevant currency due to exchange controls or other similar governmental action, but in either case only if the payment or delivery is made within three Local Business Days after the problem has been corrected, the error or omission has been discovered or the currency becomes generally available.


Part 2.  Tax Representations
         -------------------

(a) Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, each party makes the following representation:

         It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.

         In making this representation, a party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in
         Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to
         Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)      Payee Tax Representations. For the purpose of Section 3(f) of this
         Agreement:

         (i) Party A makes the following representation(s):

                  (A) It is a national banking association organized or formed under the laws of the United States and is a United States resident for United States federal income tax purposes.

                  (B) Party A makes no other Payee Tax Representations.

         (ii) Party B makes the following representation(s):

                  (A) It is organized or formed under the laws of Delaware, and it is (or, if Party B is disregarded for United States federal income tax purposes, its beneficial owner is) a United States resident for United States federal income tax purposes.

Part 3.  Documents
         ---------

(a)      Tax Forms.

         (i) Delivery of Tax Forms. For the purpose of Section 4(a)(i), and without limiting Section 4(a)(iii), each party agrees to duly complete, execute and deliver to the other party the tax forms specified below with respect to it (A) before the first Payment Date under this Agreement, (B) promptly upon reasonable demand by the other party and
         (C) promptly upon learning that any such form previously provided by the party has become obsolete or incorrect.

         (ii) Tax Forms to be Delivered by Party A:

                  None specified.

         (iii) Tax forms to be Delivered by Party B:

                  (A) If Party B is (or, if Party B is disregarded for United States federal income tax purposes, its beneficial owner is) treated as a corporation for United States federal income tax purposes whose name includes "Incorporated", "Inc.", "Corporation", or "P.C.":

                  None specified, unless any amount payable to Party B under this Agreement is to be paid to an account outside the United States, in which case the tax form to be delivered by Party B shall be a correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that eliminates U.S. federal backup withholding tax on payments to Party B under this Agreement.

                  (B) In all other cases:

                  A correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that eliminates U.S. federal backup withholding tax on payments to Party B under this Agreement.

(b) Delivery of Documents. When it delivers this Agreement, each party shall also deliver its Closing Documents to the other party in form and substance reasonably satisfactory to the other party. For each Transaction, a party shall deliver, promptly upon request, a duly executed incumbency certificate for the person(s) executing the Confirmation for that Transaction on behalf of that party.

         (i) For Party A, "Closing Documents" means a duly executed certificate of the secretary or assistant secretary of Party A certifying the name and true signature of each person authorized to execute this Agreement and enter into Transactions for Party A.

         (ii) For Party B, "Closing Documents" means an opinion of counsel covering Party B's Basic Representations under Section 3(a) as they relate to this Agreement and such other matters as Party A shall reasonably request, or (A) a copy, certified by the secretary or assistant secretary of Party B, of the resolutions of Party B's board of directors authorizing the execution, delivery and performance by Party B of this Agreement and authorizing Party B to enter into Transactions hereunder and (B) a duly executed certificate of the secretary or assistant secretary of Party B certifying the name, true signature and authority of each person authorized to execute this Agreement and enter into Transactions for Party B.

Part 4.  Miscellaneous
         -------------

(a) Addresses for Notices. For purposes of Section 12(a) of this Agreement, all notices to a party shall, with respect to any particular Transaction, be sent to its address, telex number or facsimile number specified in the relevant Confirmation, provided that any notice under
         Section 5 or 6 of this Agreement, and any notice under this Agreement not related to a particular Transaction, shall be sent to a party at its address, telex number or facsimile number specified below.

         To Party A:

         FIRST UNION NATIONAL BANK
         301 South College, DC-8
         Charlotte, NC 28202-0600

         Attention: Bruce M. Young
                    Senior Vice President, Risk Management

         Fax: (704) 383-0575
         Phone: (704) 383-8778

         To Party B:

         CTIHC, INC.
         11825 North Pennsylvania Street
         Carmel, IN 46302
         Attention: James S. Adams

         Fax: 317-817-2161
         Phone: 317-817- 6166

         With a copy to:

         Conseco, Inc.
         11825 North Pennsylvania Street
         Carmel, IN 46302
         Attention: General Counsel

         Fax: 317-817-6327
         Phone: 317-817- 5031

(b)      Process Agent.

         (i) For the purpose of Section 13(c) of this Agreement, neither party appoints an agent for service of process:

(c)      Offices. Section 10(a) applies.

(d)      Multibranch Party.

         (i) Party A is a Multibranch Party and may act through the following
         Offices: its Charlotte Head Office and its London Branch.

         (ii) Party B is not a Multibranch Party.

(e) "Calculation Agent" means Party A, unless an Event of Default has occurred and is continuing with respect to Party A, in which case both parties will negotiate in good faith and appoint a mutually acceptable independent leading dealer in derivatives in the relevant market as Calculation Agent, whose fees and expenses, if any, shall be met equally by both parties. All determinations by the Calculation Agent are subject to agreement by the parties. If the parties are unable to agree on a particular calculation, another mutually acceptable Calculation Agent which is an independent leading dealer in derivatives in the relevant market will be appointed. If the parties are unable to agree on a substitute Calculation Agent, each of parties shall elect an independent leading dealer in derivatives in the relevant market and such dealers shall agree on a third party, who shall be deemed to be the substitute Calculation Agent. The Calculation Agent shall act at all times in good faith and in a commercially reasonable manner.

(f) "Credit Support Document" means the Pledge Agreement hereto dated as of November 14, 2001 executed and delivered by Party A and Party B.

(g)      "Credit Support Provider" does not apply.

(h) Governing Law. This Agreement will be governed by and construed in accordance with the law (and not the law of conflicts) of the State of New York.

(i) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING IN CONNECTION WITH THIS AGREEMENT, ANY CREDIT SUPPORT DOCUMENT TO WHICH IT IS A PARTY, OR ANY TRANSACTION.

(j) Netting of Payments. If payments are due by each party on the same day under two or more Transactions, then Section 2(c)(ii) will not apply to those payments if a party gives notice to the relevant Office(s) of the other party on or before the second New York Business Day before that payment date stating that those payments will be netted or, if given by the Calculation Agent, stating the net amount due.

(k)      "Affiliate" has its meaning as defined in Section 14.


Part 5.  Other Provisions
         ----------------

(a)      ISDA Publications.

         (i) 2000 ISDA Definitions. This Agreement and each Transaction are subject to the 2000 ISDA Definitions (including its Annex and NCU Supplement) published by the International Swaps and Derivatives Association, Inc. (together, the "2000 ISDA Definitions") and will be governed by the provisions of the 2000 ISDA Definitions. The provisions of the 2000 ISDA Definitions are incorporated by reference in, and shall form part of, this Agreement and each Confirmation. Any reference to a "Swap Transaction" in the 2000 ISDA Definitions is deemed to be a reference to a "Transaction" for purposes of this Agreement or any Confirmation, and any reference to a "Transaction" in this Agreement or any Confirmation is deemed to be a reference to a "Swap Transaction" for purposes of the 2000 ISDA Definitions. The provisions of this Agreement (exclusive of the 2000 ISDA Definitions) shall prevail in the event of any conflict between such provisions and the 2000 ISDA Definitions.

         (ii) EMU Protocol. The definitions and provisions of Annexes 1 through 5 (inclusive) and Section 6 of the EMU Protocol published on May 6, 1998 by the International Swaps and Derivatives Association, Inc. are hereby incorporated by reference in, and shall form part of, this Agreement. References in those definitions and provisions to "ISDA

         Master Agreement" will be deemed references to this Agreement


         (iii) ISDA Bridge Provisions. Each of the ISDA/BBAIRS Bridge and the ISDA/FRABBA Bridge published by the International Swaps and Derivatives Association, Inc. is hereby incorporated by reference.

(b) Scope of Agreement. Any Specified Transaction now existing or hereafter entered into between the parties (whether or not evidenced by a Confirmation) shall constitute a "Transaction" under this Agreement and shall be subject to, governed by, and construed in accordance with the terms of this Agreement, unless the confirming document(s) for that Specified Transaction provide(s) otherwise.

(c) Additional Representations. Section 3 is amended by adding the following Sections 3(g), (h), (i) and (j):

         "(g) Non-Reliance. For any Relevant Agreement: (i) it acts as principal and not as agent, (ii) it acknowledges that the other party acts only at arm's length and is not its agent, broker, advisor or fiduciary in any respect, and any agency, brokerage, advisory or fiduciary services that the other party (or any of its affiliates) may otherwise provide to the party (or to any of its affiliates) excludes the Relevant Agreement, (iii) it is relying solely upon its own evaluation of the Relevant Agreement (including the present and future results, consequences, risks, and benefits thereof, whether financial, accounting, tax, legal, or otherwise) and upon advice from its own professional advisors, (iv) it understands the Relevant Agreement and those risks, has determined they are appropriate for it, and willingly assumes those risks, and (v) it has not relied and will not be relying upon any evaluation or advice (including any recommendation, opinion, or representation) from the other party, its affiliates or the representatives or advisors of the other party or its affiliates (except representations expressly made in the Relevant Agreement or an opinion of counsel required thereunder).

         "Relevant Agreement" means this Agreement, each Transaction, each Confirmation, any Credit Support Document, and any agreement (including any amendment, modification, transfer or early termination) between the parties relating thereto or to any Transaction.

         (h) Eligibility. It is an "eligible contract participant" within the meaning of the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000).

         (i) FDIC Requirements. If it is a bank subject to the requirements of 12 U.S.C. ss. 1823(e), its execution, delivery and performance of this Agreement (including the Credit Support Annex and each Confirmation) have been approved by its board of directors or its loan committee, such approval is reflected in the minutes of said board of directors or loan committee, and this Agreement (including the Credit Support Annex and each Confirmation) will be maintained as one of its official records continuously from the time of its execution (or in the case of any Confirmation, continuously until such time as the relevant Transaction matures and the obligations therefor are satisfied in full).

         (j) ERISA. It is not (i) an employee benefit plan (an "ERISA Plan") as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), subject to Title 1 of ERISA of Section 4975 of the Internal Revenue Code of 1986, as amended, (ii) a person or entity acting on behalf of an ERISA Plan, or (iii) a person or entity the assets of which constitute assets of an ERISA Plan."

(d) Set-off. Any amount ("Early Termination Amount") payable to one party ("Payee") by the other party ("Payer") under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party in the case where a Termination Event under Section 5(b)(iv) has occurred, will, at the option of the party ("X") other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting Party or the Affected Party), be reduced by means of set off against any amount(s) ("Other Agreement Amount") payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer or to any Affiliate of the Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) between the Payee and the Payer (or between the Payee and any Affiliate of the Payer) or instrument(s) or undertaking(s) issued or executed by the Payee to, or in the favor of, the Payer or any Affiliate of the Payer (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this paragraph.

         For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the relevant currency.

         Nothing in this paragraph shall be effective to create a charge or other security interest. This paragraph shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(e) Escrow. If payments denominated in different currencies are due hereunder by both parties on the same day and a party has reasonable cause to believe that the other party will not meet its payment obligation, then as reasonable assurance of performance the party may notify the other party that payments on that date are to be made in escrow. In this case, deposit of the payment due earlier on that date shall be made by 2.00 p.m. (local time at the place for the earlier payment) on that date with any escrow agent selected by the party giving the notice from among major commercial banks independent of either party (and its affiliates), accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or
         (ii) if the required deposit of the corresponding payment is not made on the same date, to return the payment deposited to the party that paid in escrow. The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall make arrangements to provide that the intended recipient of the amount due to be deposited first shall be entitled to interest on the deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11.00 a.m. local time on that day) if that payment is not released by 5.00 p.m. local time on the date it is deposited for any reason other than the intended recipient's failure to make the escrow deposit it is required to make hereunder in a timely fashion.

(f)      Change of Account or Office.

         (i) Any account designated by a party pursuant to Section 2(b) shall be in the same legal and tax jurisdiction as the original account.

         (ii) As provided in Section 10(b) and 10(c) of this Agreement, if a party is specified as a Multibranch Party in the Schedule, then the Office through which it will make and receive payments or deliveries under a Transaction must be specified in the Confirmation for that Transaction, and that Office cannot be changed without the other party's prior written consent. If any Confirmation for a Transaction is sent or executed by a party without specifying its Office, it will be presumed that such party's Office for that Transaction is its head or home Office.

(g) Recorded Conversations. Each party and any of its Affiliates may electronically record any of its telephone conversations with the other party or with any of the other party's Affiliates in connection with this Agreement or any Transaction, and any such recordings may be submitted in evidence in any proceeding to establish any matters pertinent to this Agreement or any Transaction.

(h) Confirmation Procedures. Upon receipt thereof, Party B shall examine the terms of each Confirmation sent by Party A, and unless Party B objects to the terms within five New York business days after receipt of that Confirmation, those terms shall be deemed accepted and correct absent manifest error, in which case that Confirmation will be sufficient to form a binding supplement to this Agreement notwithstanding Section 9(e)(ii) of this Agreement.

Part 6.  Additional Terms for FX Transactions and Currency Options
         ---------------------------------------------------------

(a) ISDA FX and Currency Option Definitions. The 1998 FX and Currency Option Definitions published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee (the "1998 FX and Currency Option Definitions") are hereby incorporated by reference in, and shall form part of, this Agreement and each Confirmation relating to any "Currency Option Transaction" or "FX Transaction" as defined in the FX and Currency Option Definitions, except as otherwise specifically provided herein or in the relevant Confirmation.

(b)      FX Transactions.

         Netting of FX Transactions. Section 2(c) shall not apply to FX Transactions. Instead, the following provision will apply to FX
         Transactions:

         If amounts in the same currency would be due by both parties in respect of the same Value Date (or other payment or delivery date) under two or more FX Transactions between the same pair of Offices of the parties (assuming satisfaction of each condition precedent), then the obligations of the parties for those amounts will be discharged automatically, and if one party's obligation in that currency would have been greater, replaced by an obligation of that party to pay or deliver the amount of that difference to the other party on that Value Date or date.

(c)      Currency Option Transactions.

         (i) Currency Option Transaction Premiums. If any Premium of a Currency Option Transaction is not received on the Premium Payment Date, then the Seller may elect to either (A) accept late payment of that Premium, or (B) give written notice of that nonpayment and, if that payment is not received within three Local Business Days of that notice, either
         (1) treat the related Currency Option Transaction as void, or (2) treat that non-payment as an Event of Default under Section 5(a)(i) of this Agreement. If the Seller elects to act under clause (A) or (B)(1) of the preceding sentence, then the Buyer shall pay on demand all out-of-pocket costs and actual damages incurred by the Seller in connection with that unpaid or late Premium or void Currency Option Transaction, including, without limitation, interest on that Premium in the same currency as that Premium at the Default Rate and any other costs or expenses incurred by the Seller to compensate it for its loss of bargain, cost of funding or loss incurred as a result of terminating, liquidating, obtaining or re-establishing a delta hedge or other related trading position with respect to that Currency Option Transaction.

         (ii) Netting of Currency Option Transactions. Section 2(c) of this Agreement shall not apply to Currency Option Transactions. Instead, the following provisions will apply to Currency Option Transactions:

                  (A) If Premiums in the same currency would be due by both parties in respect of the same Premium Payment Date under two or more Currency Option Transactions between the same pair of Offices of the parties (assuming satisfaction of each condition precedent), then the obligations of the parties for those Premiums will be discharged automatically, and if one party's obligation in that currency would have been greater, replaced by an obligation of that party to pay or deliver the amount of that difference to the other party.

                  (B) If amounts in the same currency (other than Premiums) would be due by both parties in respect of the same Settlement Date (or other payment or delivery date) under two or more Currency Option Transactions between the same pair of Offices of the parties (assuming satisfaction of each condition precedent), then the obligations of the parties for those amounts will be discharged automatically, and if one party's obligation in that currency would have been greater, replaced by an obligation of that party to pay or deliver the amount of that difference to the other party on that Settlement Date or date.

                  (C) For matching Currency Option Transactions, any unexercised Call or Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against any unexercised Call or Put, respectively, written by the other party upon the payment in full of both Currency Option Transaction Premiums. Currency Option Transactions are "matching" only if both (i) are granted for the same Put Currency, Call Currency, Expiration Date, Expiration Time, and Strike Price, (ii) have the same exercise style (e.g., American, European or Asian), and (iii) are entered into by the same pair of Offices of the parties. For any partial termination and discharge (where the Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction shall continue to be a Currency Option Transaction under this Agreement.

(d) Payments on Early Termination. For purposes of Section 6(e), if "Market Quotation" is specified in this Schedule as applying, it shall not apply in the case of FX Transactions and Currency Option Transactions, for which "Loss" shall apply instead.

(e) Transactions in National Currency Units. The following provisions apply to each Transaction under which a National Currency Unit (as defined in the NCU Supplement to the 2000 ISDA Definitions) is to be paid or delivered:

         (i) NCU Floating Rate Options. Except as otherwise provided in the relevant Confirmation, if any Confirmation of a Transaction involving a National Currency Unit specifies a Floating Rate Option contained in
         Section 7.1 of the 1998 Supplement to the 1991 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. ("1998 Supplement"), then the definition of that Floating Rate Option in Section 7.1 of the 1998 Supplement shall be deemed incorporated by reference in, and shall form part of, that Confirmation, together with any ancillary definitions and terms contained in the 1998 Supplement or the 1991 ISDA Definitions to the extent those definitions or terms are used in the definition of that Floating Rate Option. In all other respects, the 1998 Supplement and the 1991 ISDA Definitions shall be deemed superseded by the 2000 ISDA Definitions.

         (ii) Euro Conversion Rate. If, on any payment or delivery date (however described) occurring after the euro was introduced, the amount of any National Currency Unit required to paid or delivered under a Transaction can no longer be purchased with, or exchanged for, euros at the official rate at which the value of the euro was fixed against that National Currency Unit at the beginning of the EMU transitional period ("Euro Conversion Rate"), then the obligation of the payor to pay or deliver that amount of National Currency Unit shall be discharged and replaced by an obligation of the payor to pay or deliver on that payment or delivery date an amount of euros computed by the Calculation Agent converting that amount of National Currency Unit into euros at the Euro Conversion Rate.

         (iii) Legal Tender Cut-off Date. If any amount of National Currency Unit due under a Transaction fails to be paid or delivered when due and that obligation remains unsatisfied on the Legal Tender Cut-off Date, then the obligation of the payor to pay or deliver that amount of National Currency Unit (including any accrued interest thereon) shall be discharged and replaced on the Legal Tender Cut-off Date by an obligation of the payor to pay or deliver an amount of euros computed by the Calculation Agent converting that amount of National Currency Unit (including any accrued interest thereon) into euros at the Euro Conversion Rate, and the obligation to make that payment or delivery in euros shall be deemed to have become due on the original payment or delivery date.

         "Legal Tender Cut-Off Date" means, for a National Currency Unit, the fifth NCU Business Day prior to the date that such National Currency Unit will cease to be legal tender in the member state which issued that National Currency Unit.

         "NCU Business Day" means, for a National Currency Unit, a day on which commercial banks and foreign exchange markets effect delivery of that National Currency Unit in the financial center of that National Currency Unit as specified in Section 1.2 of the NCU Supplement to the 2000 ISDA Definitions.

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized signatories as of the date hereof.

                            FIRST UNION NATIONAL BANK


                            By:   /s/ Mary Louise Guttmann
                               ------------------------------
                               Name:  Mary Louise Guttmann
                               Title: Senior Vice President
                                      and Assistant General
                                      Counsel

                            CTIHC, INC.


                            By:   /s/ William T. Devanney, Jr.
                               ------------------------------
                               Name:  William T. Devanney, Jr.
                               Title: Senior Vice President,
                                      Corporate Taxes